As filed with the Securities and Exchange Commission on August 23, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KERYX BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-4087132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Marina Park Drive, 12th Floor

Boston, MA 02210

(Address of Principal Executive Offices) (Zip Code)

KERYX BIOPHARMACEUTICALS, INC. AMENDED AND RESTATED 2013 INCENTIVE PLAN

(Full title of the plan)

Gregory P. Madison

Chief Executive Officer

Keryx Biopharmaceuticals, Inc.

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(617) 466-3500

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	2,782,789	$4.96	$13,802,633.44	$1,389.93
	5,717,211	$4.42	$25,270,072.62	$2,544.70
Total	8,500,000		$39,072,706.06	$3,934.62

(1)	The number of shares of common stock, par value $0.001 per share (“Common Stock”), stated above consists of the aggregate number of additional shares not previously registered (i) which may be issued upon the exercise of options which have been granted under the Keryx Biopharmaceuticals, Inc. Amended and Restated 2013 Incentive Plan pursuant to the amended and restated plan that became effective on May 25, 2016 (the “Plan”) (2,782,789 shares); and (ii) which may hereafter be issued under the Plan (5,717,211 shares). The maximum number of shares which may be issued under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be issued upon exercise of outstanding options, the fee is calculated on the basis of the weighted average price at which the options may be exercised; and (ii) in the case of shares of Common Stock to be issued in connection with equity awards that have not yet been granted, the fee is calculated on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on The NASDAQ Capital Market as of a date (August 19, 2016) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which registration statements filed on Form S-8 of the Registrant relating to an employee benefit plan are effective (SEC File Nos. 333-190358 and 333-210116). The information contained in the Registrant’s registration statements on Form S-8 (SEC File Nos. 333-190358 and 333-210116) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The Index of Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on August 23, 2016.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Gregory P. Madison
Gregory P. Madison
Chief Executive Officer, President and Director

Each person whose signature appears below constitutes and appoints Gregory P. Madison and Brian Adams, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Keryx Biopharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gregory P. Madison	Chief Executive Officer and Director	August 23, 2016
Gregory P. Madison	(principal executive officer)

/s/ Scott A. Holmes	Chief Financial Officer	August 23, 2016
Scott A. Holmes	(principal financial and accounting officer)

/s/ John P. Butler	Director	August 23, 2016
John P. Butler

/s/ Kevin J. Cameron	Director	August 23, 2016
Kevin Cameron

/s/ Steven C. Gilman	Director	August 23, 2016
Steven C. Gilman

/s/ Michael Heffernan	Director	August 23, 2016
Michael Heffernan

/s/ Jodie Morrison	Director	August 23, 2016
Jodie Morrison

/s/ Daniel P. Regan	Director	August 23, 2016
Daniel P. Regan

/s/ Michael Rogers	Director	August 23, 2016
Michael Rogers

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of October 15, 2015, between Keryx Biopharmaceuticals, Inc. and The Bank of New York Mellon Trust Company, N.A., filed as Exhibit 10.2 to the Form 8-K filed on October 19, 2015, and incorporated herein by reference.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as to the legality of the shares being registered.

10.1	Keryx Biopharmaceuticals, Inc. Amended and Restated 2013 Incentive Plan, filed as Exhibit 10.1 to the Form 8-K filed on May 27, 2016, and incorporated herein by reference.

10.2	Keryx Biopharmaceuticals, Inc. Fourth Amended and Restated Directors Equity Compensation Plan, filed as Exhibit 10.2 to the Form 8-K filed on May 27, 2016, and incorporated herein by reference.

23.1	Consent of UHY LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed with Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

4